     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1997.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             NORDSTROM CREDIT, INC.

             (Exact name of registrant as specified in its charter)

               COLORADO                                 91-1181301
     (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)               Identification Number)
       13531 EAST CALEY AVENUE                      CAROL R. SIMONSON
      ENGLEWOOD, COLORADO 80111                  13531 EAST CALEY AVENUE
            (303) 397-4700                      ENGLEWOOD, COLORADO 80111
   (Address including zip code, and                   (303) 397-4780
telephone number, including area code,     (Name, address, including zip code,
 of registrant's principal executive       and telephone number, including area
               offices)                        code, of agent for service)

                           --------------------------

                                   COPIES TO:

                               MICHAEL E. MORGAN
                               LAWRENCE J. STEELE
                        LANE POWELL SPEARS LUBERSKY LLP
                         1420 FIFTH AVENUE, SUITE 4100
                         SEATTLE, WASHINGTON 98101-2338
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                  AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
          SECURITIES TO BE REGISTERED                REGISTERED           PER UNIT(1)       OFFERING PRICE(1)    REGISTRATION FEE
Debt Securities................................     $250,000,000             100%             $250,000,000            $75,758

(1) Exclusive of accrued interest, if any. These figures are estimates made solely for the purposes of calculating the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             NORDSTROM CREDIT, INC.
                                DEBT SECURITIES

                               ------------------

    Nordstrom Credit, Inc., a Colorado corporation (the "Company"), may offer from time to time up to $250,000,000 aggregate principal amount of its unsecured Debt Securities consisting of notes, debentures and other evidences of indebtedness. The Debt Securities may be issued in one or more series of issuances. The specific title, aggregate principal amounts, maturity, rate or method of calculation of interest, purchase price, any sinking fund terms, any terms for redemption and other special terms applicable to the Debt Securities being offered will be set forth in a supplement to this Prospectus. The Debt Securities are solely the obligation of the Company and are not guaranteed by Nordstrom, Inc.

    The Debt Securities may be sold directly by the Company or through agents or to underwriters for public offering pursuant to the plan of distribution described in the Prospectus and the Prospectus Supplement. If any underwriters or agents are involved in the sale of the offered Debt Securities, their names and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution."

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

    No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, dealers or agents. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct at any time subsequent to the date of such information.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is            , 1997.

                             AVAILABLE INFORMATION

    The Company and Nordstrom, Inc. ("Nordstrom"), a Washington corporation which owns 100% of the outstanding shares of the Company's common stock, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and the public reference facilities in the Northeast Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, which has been filed with the Commission by the Company, is incorporated into this Prospectus by reference.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference in the information that this Prospectus incorporates. Requests for such copies should be directed to: Nordstrom Credit, Inc., 13531 East Caley Avenue, Englewood, Colorado 80111, Attention: Carol R. Simonson, telephone (303) 397-4780.

                           THE COMPANY AND NORDSTROM

    The principal executive offices of the Company are located at 13531 East Caley Avenue, Englewood, Colorado 80111, telephone number (303) 397-4700.

BUSINESS OF THE COMPANY

    The Company is a wholly owned subsidiary of Nordstrom. The Company was incorporated in the state of Washington in 1982 and reincorporated in the state of Colorado in 1990. The primary business of the Company is to finance customer accounts receivable arising under revolving charge accounts, contract accounts and 30-day accounts generated through sales of merchandise in Nordstrom stores ("Accounts") and, until August 15, 1996, under revolving charge accounts generated through purchases by customers utilizing Nordstrom National Credit Bank Visa cards ("Visa Accounts"). Accounts consist primarily of balances due under revolving charge accounts. The contract accounts for major purchases and 30-day accounts represent less than 1% of Accounts. Visa Accounts consist of balances due under revolving charge accounts.

    Nordstrom and Nordstrom National Credit Bank, a national banking association and a wholly owned subsidiary of Nordstrom (the "Bank"), are parties to a Merchant Agreement which governs the relationship between the Bank and Nordstrom, including the origination of Accounts by the Bank. See "Relationship with Nordstrom." The Company and the Bank are parties to an Operating Agreement which governs the purchase by the Company of Accounts originated by the Bank and the servicing of Accounts by the Bank. See "Relationship with Nordstrom."

    The Company and Nordstrom are parties to an Investment Agreement which, among other things, governs ownership of Company stock and the financial relationships between Nordstrom and the Company. Because Nordstrom owns all of the Company's common stock, Nordstrom controls the management and policies of the Company. See "Relationship with Nordstrom."

    On August 15, 1996, the Company sold substantially all of its outstanding VISA receivables to Nordstrom in connection with a securitization of the receivables. Nordstrom then transferred the receivables to the Bank, which transferred the receivables to the Nordstrom Credit Card Master Trust (the "Trust") in return for certificates representing undivided interests in the Trust. A Class A certificate with a market value of $186.6 million was sold to a third party, and a Class B certificate was purchased by the Company at an approximate market value of $9.0 million. The Class B certificate has a stated principal amount of $9.9 million, bears interest at 6.5%, and is subordinated to the Class A certificate. The Company also purchased from the Bank a portion of its investment in the Trust (the "Seller's Interest") at an approximate market value of $4.1 million. The Bank retains the remaining Seller's Interest, and will continue to service all of the receivables on behalf of the Trust.

    As a result of the securitization of the receivables, the Company no longer purchases and finances VISA receivables generated through the use of the Bank's VISA card, except to the extent of its investment in the Class B certificate and the Seller's Interest. The Bank securitizes all new VISA receivables through the Trust, and from time to time sells to the Company additional portions of the Seller's Interest, depending on its cash flow needs.

    Pursuant to the terms of operative documents of the Trust, in certain events the Company may be required to fund certain amounts pursuant to a recourse obligation for credit losses. Based on current cash flow projections, the Company does not believe any additional funding will be required.

BUSINESS OF NORDSTROM

    Nordstrom is a specialty retailer selling a wide selection of apparel, shoes and accessories for women, men and children. Most of Nordstrom's merchandise categories are offered in each of its 62 large fashion specialty stores currently located in Alaska, California, Colorado, Illinois, Indiana, Maryland, Michigan,

Minnesota, New Jersey, New York, Oregon, Pennsylvania, Texas, Utah, Virginia and Washington. In addition, Nordstrom operates 19 clearance stores in California, Illinois, Maryland, Oregon, Pennsylvania, Utah, Virginia and Washington under the name "Nordstrom Rack," one clearance store in Arizona, under the name "Last Chance Shoes and Apparel," one specialty store in New York under the name "Faconnable," and leased shoe departments in twelve department stores in Hawaii and Guam. Nordstrom's marketing philosophy is to offer a wide selection of merchandise, to create customer loyalty by providing a high level of customer service and to respond rapidly to local market conditions and fashion trends through decentralized buying and merchandise selection.

    The following table sets forth the total store area (exclusive of corporate and administrative offices in Seattle, Washington) as of January 31, 1997 of all stores currently operated by Nordstrom:

                                             TOTAL STORE          NUMBER OF
DESCRIPTION                                      AREA               STORES
----------------------------------------    --------------     ----------------
Southern California Group...............         2,688,000              20
Northern California Group...............         1,772,000              11
Capital Group (Washington D.C. area)....         1,481,000              10
Midwest Group...........................         1,472,000               8
Washington Group........................         1,383,000              12
Northeast Group.........................         1,139,000               6
Oregon Group............................           823,000               8
Utah/Colorado Group.....................           602,000               5
Southwest Group.........................           249,000               1
Alaska Group............................            97,000               1
Arizona Group...........................            48,000               1
                                                                        --
                                            --------------
  Total.................................        11,754,000              83
                                                                        --
                                                                        --
                                            --------------
                                            --------------

    Nordstrom currently anticipates opening three large specialty stores in 1997 in Long Island, New York, West Hartford, Connecticut, and Cleveland, Ohio. These stores will contain a total of approximately 661,000 square feet.

    Nordstrom currently anticipates opening three specialty stores in 1998 in Atlanta, Georgia, Overland Park, Kansas, and Scottsdale, Arizona. These stores will contain a total of approximately 687,000 square feet. In 1998, Nordstrom also plans to open a new flagship store in downtown Seattle, Washington, and to remodel a store in San Diego, California.

    Nordstrom is also considering other locations in Texas and the Southwest, the Midwest, and the Eastern United States for potential store openings. With respect to any proposed store, it is possible that in one or more instances store site negotiations may be terminated and the store may not be built, or delays may occur. Furthermore, environmental and land use regulations and the difficulties encountered by shopping center developers in securing financing could make future development of stores more difficult, time-consuming and expensive.

                          RELATIONSHIP WITH NORDSTROM

MERCHANT AGREEMENT

    Nordstrom and the Bank are parties to a Merchant Agreement and Operating Procedures dated August 30, 1991 (the "Merchant Agreement") whereby the Bank issues Accounts through Nordstrom credit cards issued by the Bank for use in Nordstrom stores. Pursuant to the Merchant Agreement, the Bank pays to Nordstrom on a daily basis the amount of all charges on Accounts for each such day, less the amounts of any sales adjustments and less an allowance for amounts to be written off. The Merchant

Agreement requires that Nordstrom pay a servicing fee to the Bank which may change from time to time but is currently .25% of the net face amount of each sale, less any sales adjustments.

OPERATING AGREEMENTS

    OPERATING AGREEMENT. Nordstrom Account servicing arrangements are governed by an Operating Agreement dated August 30, 1991 (the "Operating Agreement") between the Company and the Bank pursuant to which the Company purchases Accounts from the Bank for a price equal to the amount of Accounts originated less an allowance for amounts to be written off. Under the Operating Agreement the Bank performs the servicing functions for the Accounts and the Company pays the Bank a servicing fee which may change from time to time but is currently 2.0% of the amount of the Accounts originated. The Bank's servicing responsibilities include new account processing, authorizing, billing, payment processing, collection and customer service activities. The Company has purchased all Accounts originated by the Bank since the Bank's inception.

    Prior to August 15, 1996, the Company and the Bank were also parties to an Operating Agreement for VISA Accounts and Receivables dated May 1, 1994 (the "VISA Operating Agreement"), under which the Company purchased VISA Accounts from the Bank under the same terms and conditions as the Operating Agreement except for the allowance for the amounts to be written off. Amounts written off were charged to the Company, except amounts written off with respect to sales occurring at Nordstrom stores, which were indemnified by Nordstrom. Pursuant to the terms of the VISA Operating Agreement, the Bank performed the servicing functions for the VISA Accounts and the Company paid the Bank a servicing fee which was determined on the same basis as the servicing fee for the Accounts.

INVESTMENT AGREEMENT

    The Investment Agreement dated October 8, 1984 (the "Investment Agreement") imposes certain commitments upon Nordstrom, the most stringent of which is to maintain the Company's ratio of Income Available for Fixed Charges to Fixed Charges at not less than 1.25:1. "Fixed Charges" are defined in the Investment Agreement as the interest charges on the aggregate principal amount of all debt of the Company outstanding during the period. "Income Available for Fixed Charges" is defined as the net income of the Company determined in accordance with generally accepted accounting principles, except that the determination is to be made before any deduction for Fixed Charges or any provisions for taxes in respect of income. The Investment Agreement requires that Nordstrom retain ownership of all of the outstanding shares of stock of the Company, and provides for the subordination of all debt owed by the Company to Nordstrom and its affiliated companies to debt owed by the Company to unrelated third parties ("Prior Debt"). The Investment Agreement further provides that Nordstrom will maintain an aggregate amount of investment (including affiliated debt and shareholder's equity) in the Company of at least $1.00. The Investment Agreement provides that it may be modified by Nordstrom and the Company provided that if any modification adversely affects any holders of Prior Debt, the modification will be effective only upon the consent of 66 2/3% of the holders of Prior Debt. The Investment Agreement also provides that it may not be terminated until all of the Company's debt outstanding on the date of the giving of 30 days' notice of termination has been paid. The Indenture (as defined below) also imposes limitations on amendments to or termination of the Investment Agreement. See "Description of Debt Securities-- Certain Covenants of the Company."

    The Company has been included in the consolidated income tax returns of Nordstrom since its formation. Nordstrom prepares and files federal, state and local income tax returns for and on behalf of the Company. The Company pays to Nordstrom the amount of income taxes for which the Company would have been liable if it had filed its own returns. For any year in which the Company has a loss that reduces the consolidated income tax liability of Nordstrom, the Company and Nordstrom's other subsidiaries, Nordstrom will pay the Company the amount of such reduction in tax liability. In the event any adjustment is made to the federal, state or local tax returns, the liability of Nordstrom and the Company is to be recomputed and payments will be allocated accordingly.

INTERCOMPANY SERVICES

    Nordstrom presently furnishes the following administrative services to the
Company: officer and director liability insurance, and executive, financial, legal, tax and other corporate staff functions. Nordstrom charges the Company for the actual costs incurred or a reasonable allocation of Nordstrom's total cost for such services.

CREDIT ARRANGEMENTS

    The Company and Nordstrom do not have any joint borrowing arrangements and there are no guarantees by Nordstrom of the payment of any debt of the Company.

FINANCING OF THE COMPANY

    To finance the purchase of Accounts, the Company has incurred and will incur indebtedness, including the Debt Securities issued under this Prospectus. The nature and amount of such indebtedness of the Company will vary from time to time, depending upon business requirements, market conditions and other factors of Nordstrom and the Bank. From time to time, Nordstrom has loaned excess funds to the Company on a short-term basis. The Company has a $300,000,000 unsecured line of credit with a group of commercial banks with Wells Fargo Bank, N.A., as agent, which expires on June 30, 2001. Under the terms of this line of credit, the Company must, among other things, comply with the terms of the Investment Agreement and the Operating Agreement and maintain a ratio of consolidated total debt to consolidated tangible net worth at the end of each fiscal quarter no greater than 7 to 1. This line of credit serves as liquidity support for the Company's short-term debt. Amounts due to Nordstrom, the Bank, and other affiliates are subordinated to borrowings under the line of credit agreement. The Company pays commitment fees for the line in lieu of compensating balance requirements.

                                USE OF PROCEEDS

    Except as may be set forth in a Prospectus Supplement, the Company intends to add the net proceeds from the sale of Debt Securities to the general funds of the Company to be available primarily for the purchase of Accounts. The Company may also repay short-term borrowings used to purchase Accounts or refinance portions of outstanding medium-term notes. Pending such uses, the Company may invest all or a portion of the proceeds in investment grade short-term instruments.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges of the Company and Nordstrom and its subsidiaries for each of the fiscal years ended 1993 through 1997.

                                                                        FISCAL YEAR ENDED JANUARY 31,
                                                            -----------------------------------------------------
                                                              1993       1994       1995       1996       1997
                                                            ---------  ---------  ---------  ---------  ---------
Company...................................................       1.87       2.09       2.03       1.83       2.14
Nordstrom.................................................       4.41       4.95       6.79       5.14       4.99

    For the purpose of these ratios, earnings consist of earnings before income taxes plus fixed charges less capitalized interest, as applicable. Fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rent expense, as applicable.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The notes, debentures and other evidences of indebtedness (the "Debt
Securities") will be issued under an indenture dated as of            , 1997,
(the "Indenture"), between the Company and Norwest Bank Colorado, National Association, as Trustee (the "Trustee"), and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. A copy of the Indenture has been filed as an exhibit to the Registration Statement. The following description summarizes certain provisions of the Indenture. Whenever any particular article or section of the Indenture or any term defined therein is referred to, such article, section or definition is incorporated by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Whenever a defined term is indicated by capital letters, the definition thereof is contained in this Prospectus or in the Indenture.

GENERAL

    The Indenture does not limit the aggregate principal amount of the Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. (Section 301) The Debt Securities will be unsecured obligations of the Company.

    A Prospectus Supplement will describe, where applicable, the following terms of the Debt Securities then being offered: (1) the title of the Debt Securities;
(2) any limit on the aggregate principal amount of the Debt Securities; (3) the date or dates on which the Debt Securities will mature; (4) the rate or rates or the method or methods of determining the rate or rates at which the Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (5) the dates on which such interest, if any, on the Debt Securities will be payable and the record dates for such Interest payment dates;
(6) the place or places where principal of (and premium, if any) and interest, if any, on the Debt Securities shall be payable and, if other than as set forth in the Indenture, the method or methods of payment; (7) any mandatory or optional sinking fund or analogous provisions; (8) any redemption terms; (9) any index or formula used to determine the amount of payments of principal of and premium, if any, and interest; (10) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (11) whether the Debt Securities are to be issued in whole or in part in the form of one or more Global Security or Securities, and, if so, the identity of the depositary for such Global Security or Securities and any special provisions with respect to such Global Security or Securities; (12) the currency or currencies, including composite currencies, in which payment of the principal of and any premium and interest on the Securities of the series shall be payable if other than the currency of the United States of America; (13) additional events of default, if any; (14) any additional restrictive covenants included for the benefit of the holders of such Debt Securities; and (15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, Debt Securities will be issued only in denominations of $1,000 or any integral multiple thereof without coupons. Debt Securities of any series will be exchangeable for other Debt Securities of the same series containing identical terms and provisions and of a like aggregate principal amount and containing identical terms and provisions of different authorized denominations. Debt Securities may be issuable under the Indenture in temporary or permanent global form. See "Global Securities."

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in the City of Denver will be designated as the Company's Paying Agent for payments with respect to Debt

Securities. Any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in the related Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. All monies paid by the Company to a Paying Agent for the payment of principal of and premium, if any, and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

    If any Debt Securities are issuable in temporary or permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

    CERTAIN DEFINITIONS APPLICABLE TO COVENANTS. "Subsidiary" of the Company is defined as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company. "Restricted Subsidiary" is defined as a Subsidiary of the Company substantially all the assets of which are located within, and operating substantially entirely within, the present 50 states of the United States, excluding, however, any Subsidiary of the Company designated by the Board of Directors, provided that at the time of such designation there exists no Event of Default which has not been cured or waived, and the Company could issue at least $1.00 of additional Debt secured by a Mortgage, as more fully described under "Restrictions on Liens and Encumbrances." "Property" is defined as all tangible and intangible property of the Company and any Restricted Subsidiary, including rights in and to any such property and accounts (including installment payment accounts and accounts receivable) owned by the Company or any Restricted Subsidiary. "Consolidated Net Earnings" is defined as consolidated net earnings (or deficit) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles excluding net income or loss (a) of a Restricted Subsidiary for any period during which it was not a Restricted Subsidiary, and (b) of any acquired business prior to its acquisition. "Consolidated Assets" is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill and like intangibles, as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries. (Section 101)

    RESTRICTIONS ON LIENS AND ENCUMBRANCES. The Indenture provides that the Company may not, nor may it permit any Restricted Subsidiary to, create, assume or guarantee any loan or evidence of indebtedness for money borrowed ("Debt") secured by a pledge, mortgage or lien ("Mortgage") on any Property of the Company or any Restricted Subsidiary, or on any shares of capital stock or Debt of any Restricted Subsidiary, without securing or causing the Restricted Subsidiary to secure the Debt Securities and all other securities issued under the Indenture equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all Debt secured by Mortgages would not exceed 15% of Consolidated Assets. (Section 1005)

    This restriction does not apply to, and there is excluded from secured Debt in any computation under such restriction, Debt secured by (1) Mortgages existing as of the date of the Indenture and securing Debt existing as of the date of the Indenture; (2) Mortgages on property of, or on any shares of capital stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(3) Mortgages in favor of the Company or a Restricted Subsidiary; (4) Mortgages in favor of governmental bodies to secure progress or advance payments; (5) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof and the related purchase money and construction Mortgages which are entered into within specified limits; (6) Mortgages securing certain tax-free obligations issued by a State, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia to finance the acquisition or construction of property; and (7) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (1) through (6), inclusive. (Section 1005)

    INVESTMENT AGREEMENT. The Indenture provides that the Company (1) will observe and perform in all material respects all covenants or agreements of the Company contained in the Investment Agreement; (2) will use its best efforts to cause Nordstrom to observe and perform in all material respects all covenants or agreements of Nordstrom contained in such agreement; and (3) will not waive compliance under, amend in any material respect or terminate such agreement; provided, however, that such agreement may be amended if as a result there is no downgrading or revocation of any credit ratings on the Debt Securities or any other securities of the Company. (Section 1008)

    CONSOLIDATION, MERGER AND SALE OF ASSETS. The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate or merge with or into any Person, or transfer or lease its assets substantially as an entirety to any Person, or may acquire or lease the assets of any Person, provided that: (a) the successor formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture; (b) after giving effect to the transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing; and (c) certain other conditions are met.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to Debt Securities of any series: (1) default in the payment of principal of or any premium on any Debt Securities of that series when due; (2) default in the payment of any interest on any Debt Securities of that series when due, continued for 30 days; (3) default in the deposit of any sinking fund payment, when due, in respect of any Debt Securities of that series; (4) default in the performance of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of the Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (5) default in payment or acceleration of the Debt Securities of any other series or any other indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries in excess of $5,000,000, or a default under any capitalized lease obligation of the Company or a Restricted Subsidiary under which the Company or a Restricted Subsidiary is obligated to pay in excess of $5,000,000, or a default under any mortgage or indenture under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $5,000,000 by the Company or a Restricted Subsidiary if the default is not cured or such acceleration is not annulled or such indebtedness is not discharged within 10 days after written notice as provided in the Indenture; (6) the entry against the Company or a Restricted Subsidiary of a final judgment, decree or order by a court having jurisdiction in the premises for the payment of money in excess of $5,000,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution; (7) any Event of Default under the Indenture dated as of November 15, 1984 as supplemented by First, Second and Third Supplemental Indentures, dated as of January 15, 1988, June 1, 1989 and October 19, 1990, respectively, between the Company and Norwest Bank Colorado National Association, as Successor Trustee;
(8) any Event of Default under the Indenture dated December 15, 1983, as amended or supplemented from time to time, between Nordstrom and Wells Fargo Bank, N.A., as Trustee; and (9) certain events in bankruptcy, insolvency or reorganization. No Event of Default with respect to the Debt Securities of a particular series necessarily constitutes an Event of Default with respect to the Debt Securities of any other series. (Section 501)

    If an Event of Default with respect to the Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series, and to waive certain defaults. The Trustee, with respect to the direction of the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, or the Company, with respect to waiving any default, may set a record date for any Act of the Holders. (Sections 512 and 513)

    The right of a Holder of any Debt Securities to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal or premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (Sections 507 and 508) The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, is required to give the Holders of such Debt Securities notice of such default, unless cured or waived; provided that, except in the case of default in the payment of principal, or premium or interest, if any, or in the payment of any sinking fund installment, the Trustee may withhold such notice if it determines it is in the interest of such Holders to do so. (Section 602)

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1008)

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of all series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each Holder of such Debt Securities affected thereby, (1) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Debt Security; (2) reduce the principal amount of, the rate of interest on, or any premium payable upon redemption of, any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security;
(3) change the place or currency of payment of principal (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of Holders necessary to modify or amend the Indenture; or

(6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. The Company may set a record date for any Act of the Holders with respect to consenting to any amendment. (Section
902)

SATISFACTION AND DISCHARGE OF INDENTURES

    The Indenture generally provides that the Company may terminate certain of its obligations under the Debt Securities of any series and under the Indenture (with respect to such series) if (1) all of the Debt Securities of such series previously authenticated and delivered (other than lost, destroyed or stolen Debt Securities that have been replaced or paid or for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it thereunder, (2) such Debt Securities of such series have matured or will mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption and the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay principal of, premium, if any, and interest on the Outstanding Debt Securities of such series that are due or will become due upon redemption or maturity, as the case may be, and to pay all other sums payable by it thereunder or (3) upon compliance with certain conditions specified in the Indenture, 123 days after the Company makes the deposit with the Trustee of money or U.S. Government Obligations specified in clause (2). In such case, Holders of the Debt Securities must look to the deposited money for payment. (Section 401)

    The Indenture further provides that if the Company has made the election provided by clause (3) above, it may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities of such series, except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold moneys for payment in trust ("legal defeasance") or (b) to be released from its obligations with respect to the Debt Securities of such series under the covenant default (except with respect to the covenant to pay principal and interest) and cross-acceleration provisions under "Events of Default" and from the restrictions described under certain covenants in the Indenture, including "Restrictions on Liens and Encumbrances" and "Investment Agreement" ("covenant defeasance"). As a condition to legal defeasance or covenant defeasance, the Company must deliver to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance under clause (a) or covenant defeasance under clause (b) above, a ruling of the Internal Revenue Service may be delivered in lieu of such opinion. (Section 401)

    Under current United States Federal income tax law, legal defeasance would likely be treated as a taxable exchange of such Debt Securities for interests in the defeasance trust. As a consequence, a Holder would recognize gain or loss equal to the difference between the Holder's tax basis for such Debt Securities and the value of the Holder's interest in the defeasance trust, and thereafter would be required to include in income its share of the income, gain and loss of the defeasance trust. Under current Federal income tax law, covenant defeasance would likely not be treated as a taxable exchange of such Debt Securities. Purchasers of such Debt Securities should consult their tax advisors with respect to the more particular tax consequences to them of such legal defeasance and covenant defeasance, including the applicability and effect of United States Federal income and other tax law.

    The Company may exercise its legal defeasance option with respect to the Debt Securities of such series, notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of such Debt Securities may not be accelerated because of an Event of

Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated because of the covenant default (except with respect to the covenant to pay principal and interest) and cross-acceleration provisions or certain of the covenants, including those noted under clause (b) above. However, if such an acceleration were to occur because of other defaults, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, because the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors. (Section 401)

    The term "U.S. Government Obligations" is defined to mean direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian with respect to the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt. (Section 101)

CONCERNING THE TRUSTEE

    Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence and continuance of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if, upon the occurrence of a default under the indenture, the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include one or more firms, or may be a group of underwriters represented by firms including one or more of such firms. Such firms may also act as agents.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibilities in respect of the validity or performance of such contracts.

    Each series of Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                 LEGAL OPINIONS

    The legality of the Debt Securities will be passed upon by Lane Powell Spears Lubersky LLP, 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98101-2338. D. Wayne Gittinger, a director of Nordstrom, is a partner in the firm of Lane Powell Spears Lubersky LLP. At January 31, 1997 members of that firm owned directly or indirectly an aggregate of approximately 5,300,000 shares of common stock of Nordstrom.

                                    EXPERTS

    The financial statements and related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an itemized statement of the amounts of all expenses in connection with the sale and distribution of the Debt Securities registered hereby. Except for the registration fee, all such amounts are estimates.

Registration Fee...................................................  $  75,758
Printing and engraving.............................................
Legal fees and expenses............................................
Accountants' fees and expenses.....................................
Trustee's and authenticating agent's fees and expenses.............
Rating Agencies' fees..............................................
Blue Sky fees and expenses.........................................
Miscellaneous......................................................
                                                                     ---------
    Total..........................................................  $
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the provisions of the Company's bylaws, the Company shall indemnify against liabilities and expenses incurred in any proceeding an individual made a party to the proceeding because the party is or was a director or officer of the Company. These indemnification provisions contain certain limitations and standards, including that (i) the individual conducted himself in good faith,
(ii) he reasonably believed: (a) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interests; or (b) in all other cases, that his conduct was at least not opposed to the Company's best interests, and (iii) in the case of any criminal proceedings, he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer either (i) in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company; or (ii) in connection with any proceeding charging improper personal benefit to the director or officer, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

    Any indemnification of or advance of expenses to a director or officer arising out of a proceeding by or on behalf of the Company must be reported in writing to shareholders with or before notice of the next shareholders' meeting. These provisions are not exclusive of any other rights of indemnification to which those seeking indemnification may be entitled under any agreement, vote of shareholders or directors, or otherwise. Nordstrom carries directors' and officers' liability insurance which generally insures officers and directors of the Company against certain liabilities by reason of certain acts and omissions in connection with their duties for the Company.

    Further, the Company's Articles of Incorporation eliminate the personal liability of a director to the Company or its shareholders for monetary damage for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) acts specified under Section 7-5-114 of the Colorado Corporation Code; or (iv) any transaction from which the director derived an improper personal benefit.

    Any underwriters, dealers or agents referred to in the agreement filed as
Exhibit 1.1 to this Registration Statement will agree to indemnify the Company's directors, its officers who signed the Registration Statement and its controlling persons against certain liabilities which might arise under the Securities Act from information furnished to the Company by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

     *1.1  Form of Distribution Agreement

      4.1  Indenture dated as of            , 1997 between Registrant and Norwest Bank Colorado,
             National Association, as Trustee

     *4.2  Form of Debt Security

     *5.1  Opinion of Lane Powell Spears Lubersky LLP, counsel to the Registrant

     12.1  Statement regarding computation of ratio of earnings to fixed charges of Nordstrom

     12.2  Statement regarding computation of ratio of earnings to fixed charges of Registrant

    *23.1  The consent of Lane Powell Spears Lubersky LLP is contained in their opinion filed as
             Exhibit 5.1 to this Registration Statement

     23.2  Consent of Deloitte & Touche LLP, independent auditors

     24.1  A power of attorney is contained on the signature page of this Registration Statement

    *25.1  Form T-1, Statement of Eligibility and Qualification of Norwest Bank Colorado,
             National Association, as Trustee under the Trust Indenture Act of 1939

------------------------

*   To be filed by Amendment

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

            (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado on the 7th day of April, 1997.

                                NORDSTROM CREDIT, INC.

                                By:            /s/ JOHN C. WALGAMOTT
                                     -----------------------------------------
                                            John C. Walgamott, PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Walgamott and John A. Goesling, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capabilities, to such any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 7, 1997, by the following persons in the capacities indicated:

          SIGNATURES                      TITLE
------------------------------  --------------------------

    /s/ JOHN C. WALGAMOTT
------------------------------  President (Principal
      John C. Walgamott           Executive Officer)

                                Executive Vice President
     /s/ JOHN A. GOESLING         and Treasurer (Principal
------------------------------    Financial and Accounting
       John A. Goesling           Officer)

    /s/ JOHN C. WALGAMOTT
------------------------------  Director
      John C. Walgamott

     /s/ JOHN A. GOESLING
------------------------------  Director
       John A. Goesling

     /s/ JOHN J. WHITACRE
------------------------------  Director
       John J. Whitacre

                               INDEX TO EXHIBITS

   EXHIBIT   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      *1.1   Form of Distribution Agreement

       4.1   Indenture dated as of            , 1997 between Registrant and Norwest Bank Colorado, National
               Association, as Trustee

      *4.2   Form of Debt Security

      *5.1   Opinion of Lane Powell Spears Lubersky LLP, counsel to the Registrant

      12.1   Statement regarding computation of ratio of earnings to fixed charges of Nordstrom

      12.2   Statement regarding computation of ratio of earnings to fixed charges of Registrant

     *23.1   The consent of Lane Powell Spears Lubersky LLP is contained in their opinion filed as Exhibit 5.1 to this
               Registration Statement

      23.2   Consent of Deloitte & Touche LLP, independent auditors

      24.1   A power of attorney is contained on the signature page of this Registration Statement

     *25.1   Form T-1, Statement of Eligibility and Qualification of Norwest Bank Colorado, National Association, as
               Trustee under the Trust Indenture Act of 1939
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*   To be filed by Amendment